Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On October 5, 2020, Aduro Biotech, Inc. (“Aduro”) completed its business combination with Chinook Therapeutics U.S., Inc. (“Private Chinook”) in accordance with the terms of an Agreement and Plan of Merger and Reorganization, dated as of June 1, 2020, as amended on August 17, 2020 (the “Merger Agreement”). On October 5, 2020, pursuant to the Merger Agreement, a wholly owned subsidiary of Aduro merged with and into Private Chinook, with Private Chinook surviving the merger and becoming a wholly owned subsidiary of Aduro (the “Merger”). In connection with the Merger, Aduro effected a one-for-five reverse stock split effective on October 2, 2020 and changed its name to Chinook Therapeutics, Inc. (“Chinook” or the “Company”) on October 5, 2020.

The following unaudited pro forma condensed combined financial information gives effect to:

(i)	the Merger to be accounted for as a reverse acquisition, with Private Chinook being deemed the acquiring company for accounting purposes;

(ii)	the 1:5 reverse stock split effected by Aduro immediately prior to the closing of the Merger; and

(iii)

the sale of common stock of Private Chinook to certain investors under subscription agreements (the Subscription Agreements”), with gross proceeds of $115 million, immediately prior to the closing of the Merger.

(iv)	Conversion of Chinook preferred stock into shares of Aduro common stock

Private Chinook was determined to be the accounting acquirer based upon the terms of the merger and other factors including (i) Chinook’s largest historic shareholder retains the largest minority interest in the combined business, (ii) Chinook directors hold the largest board of director representation in the combined company, (iii) Chinook management holds a majority of key management positions of the combined company, and (iv) the combined company is named Chinook Therapeutics, Inc. and is headquartered in Seattle, Washington.

The unaudited pro forma condensed combined balance sheet as of September 30, 2020 assumes that the merger took place on September 30, 2020. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2020 and for the year ended December 31, 2019 assume that the merger took place as of January 1, 2019. The historical financial information of Aduro and Private Chinook have been adjusted to give pro forma effect to events that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the information of operations, expected to have a continuing impact on the combined results.

The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes. The application of the acquisition method of accounting is dependent upon certain valuations and other studies that have yet to be completed. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed, and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could be material.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the Merger. The unaudited pro forma condensed combined financial information have been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Aduro and Chinook been a combined company during the specified period. The unaudited pro forma condensed combined financial information, including the notes thereto, should be read in conjunction with the Aduro and Chinook historical audited financial statements for the year ended December 31, 2019 and the unaudited condensed financial statements for the nine months ended September 30, 2020.

Unaudited Pro Forma Condensed Combined Balance Sheet

September 30, 2020

(In thousands)

	Chinook	Aduro	Pro Forma Merger Adjustments		Note 4	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$10,667	$72,569		$109,600	C	$192,836
Marketable securities	—	90,562		—		90,562
Accounts receivable	—	1,216		—		1,216
Prepaid expenses & other current assets	990	2,934		—		3,924

Total current assets	11,657	167,281		109,600		288,538
Marketable securities	—	8,000		—		8,000
Property and equipment, net	1,281	20,468		—		21,749
Operating lease right-of-use assets	3,104	20,162		—		23,266
Goodwill	—	8,537		(8,537)	A(2)	—
Intangible assets, net	—	19,405		69,533	A(3)	88,938
Other assets	—	3,033		—		3,033

Total assets	$16,042	$246,886		$170,596		$433,524

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable & accrued expenses	$8,504	$7,205	$ $	1,073 4,000	A(4) D	$20,782
Accrued clinical trial & manufacturing expenses	—	2,051		—		2,051
Operating lease liabilities	277	1,715		—		1,992
Deferred revenue	—	3,786		700	A(1)	4,486

Total current liabilities	8,781	14,757		5,773		29,311
Contingent consideration	—	2,205		—		2,205
Deferred revenue	—	159,754		(159,429)	A(1)	325
Deferred tax liabilities	—	3,687		—		3,687
Redeemable convertible preferred stock tranche liability	32,543	—		(32,543)	B	—
Operating lease liabilities	2,873	30,414		—		33,287
Contingent value right liability	—	—		10,556	A(5)	10,556
Other long-term liabilities	—	1,443		—		1,443

Total liabilities	44,197	212,260		(175,643)		80,814
Redeemable Convertible Preferred stock	44,037	—		(44,037)	B	—
Stockholders’ equity (deficit):
Common stock	2	2		1 1 (2)	B C A(8)	4
Additional paid-in capital	6,808	558,899		(316,177 76,579 109,599)	A(5), A(6), A(7), A(8) B C	435,708

	Chinook	Aduro	Pro Forma Merger Adjustments	Note 4	Pro Forma Combined
Accumulated other comprehensive loss	(86)	1,246	(1,246)	A(7)	(86)
Accumulated deficit	(78,916)	(525,521)	525,521 (4,000)	A(7) D	(82,916)
Total stockholders’ equity (deficit)	(72,192)	34,626	390,276		352,710

Total liabilities, redeemable convertible preferred stock, and stockholders’ equity (deficit)	$16,042	$246,886	$170,596		$433,524

See accompanying notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations

(In thousands, except share and per share data)

	For Nine Months Ended September 30, 2020
	Chinook	Aduro	Pro Forma Merger Adjustment	Note 4	Pro Forma Combined
Revenue:
Collaboration and license revenue	$—	23,311	$—		$23,311

Total revenue	—	23,311	—		23,311
Operating expenses:
Research and development	14,263	36,134	—		50,397
General and administrative	8,048	24,628	(8,407)	E	24,269
Restructuring and related expense	—	8,066	—		8,066
Amortization of intangible assets	—	418	—		418

Total operating expenses	22,311	69,246	(8,407)		83,150

Loss from operations	(22,311)	(45,935)	8,407		(59,839)
Interest income (expense)	(13)	1,497	—		1,484
Change in fair value of redeemable convertible preferred stock tranche liability	(9,533)	—	9,533	F	—
Other income (expense), net	148	(35)	—		113

Loss before income tax	(31,709)	(44,473)	17,940		(58,242)
Income tax benefit	—	5,856	—		5,856

Net loss	$(31,709)	$(38,617)	$17,940		(52,386)

Net loss per common share, basic and diluted	(2.23)	$(2.39)			$(1.25)

Weighted average common share outstanding – basic and diluted	14,192,746	16,185,856	11,680,431	G	42,059,033

See accompanying notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations

(In thousands, except share and per share data)

	For Year Ended December 31, 2019
	Chinook	Aduro	Pro Forma Merger Adjustment	Note 4	Pro Forma Combined
Revenue:
Collaboration and license revenue	$—	$17,258	$—		$17,258

Total revenue	—	17,258	—		17,258
Operating expenses:
Research and development	17,010	67,045	—		84,055
General and administrative	2,956	34,795	—		37,751
Loss on impairment of intangible assets	—	5,006			5,006
Amortization of intangible assets	—	554	—		554

Total operating expenses	19,966	107,400	—		127,366

Loss from operations	(19,966)	(90,142)	—		(110,108)
Interest income	(33)	5,451	—		5,418
Change in fair value of redeemable convertible preferred stock tranche liability	(26,819)	—	26,819	F	—
Other income (expense), net	299	(93)	—		206

Loss before income tax	(46,519)	(84,784)	26,819		(104,484)
Income tax benefit	—	2,412	—		2,412

Net loss	$(46,519)	$(82,372)	$26,819		$(102,072)

Net loss per common share, basic and diluted	$(7.44)	$(5.14)			$(2.44)

Weighted average common share outstanding – basic and diluted	6,248,436	16,022,116	19,624,741	G	41,895,293

See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Description of the Merger

On October 5, 2020, Aduro Biotech, Inc. (“Aduro”) completed its acquisition of Chinook Therapeutics U.S., Inc. (“Private Chinook”) pursuant to the terms of the Agreement and Plan of Merger and Reorganization dated as of June 1, 2020, as amended on August 17, 2020 (the “Merger Agreement”), by and among Aduro, Private Chinook and Aspire Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Aduro (“Merger Sub”), pursuant to which Merger Sub merged with and into Private Chinook, with Private Chinook continuing as a wholly owned subsidiary of Aduro and the surviving corporation of the merger (the “Merger”). Immediately following the Merger, Aduro changed its name to “Chinook Therapeutics, Inc.” Following the completion of the Merger, the business conducted by Private Chinook became the primary business conducted by Chinook Therapeutics, Inc. (“Chinook” or the “Company”), which is a biopharmaceutical company focused on discovering, developing and commercializing precision medicines for kidney diseases.

Pursuant to the terms of the Merger Agreement, Aduro issued shares of its common stock to Private Chinook’s stockholders, at an exchange ratio of 0.292188 shares of Aduro common stock, for each share of Private Chinook capital stock outstanding immediately prior to the Merger. Such exchange ratio reflects the reverse stock split of Aduro effective on October 2, 2020. The exchange ratio was determined through arm’s-length negotiations between Aduro and Private Chinook. Aduro also assumed the Private Chinook 2019 Equity Incentive Plan, as amended (the “Private Chinook Plan”), and all of the stock options outstanding under the Private Chinook Plan, with such stock options representing the right to purchase a number of shares of Aduro common stock equal to 0.292188 multiplied by the number of shares of Private Chinook common stock previously represented by such options.

Consistent with the terms of the Merger Agreement, each holder of Aduro common stock as of immediately prior to the completion of the Merger received one contractual contingent value right, or CVR, issued by Aduro, subject to and in accordance with the terms and conditions of the CVR Agreement, for each share of Aduro common stock held by such holder as of immediately prior to the effective time of the Merger. The CVR holders are entitled to receive certain cash proceeds from potential future sales of Aduro’s non-renal assets for up to 10 years. The terms and conditions of the CVRs were established pursuant to a CVR agreement entered into immediately prior to the closing of the Merger.

2. Basis of Presentation

The accompanying unaudited pro forma condensed combined financial information was prepared in accordance with U.S. GAAP and pursuant to the rules and regulations of Article 11 of SEC Regulation S-X. The Company has concluded that the Merger represents a business combination pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations, or ASC 805. Based on the terms of the Merger Agreement, Private Chinook is deemed to be the acquiring company for accounting purposes and the transaction will be accounted for as a reverse acquisition under the guidance of ASC 805. Accordingly, assets and liabilities of Private Chinook will be recorded as of the Merger closing date at their respective carrying value and assets and liabilities of Aduro will be recorded as of the Merger closing date at their fair value. The Company has not yet completed an external valuation analysis of the fair market value of the assets to be acquired and liabilities to be assumed. Using the estimated total consideration for the transaction, Chinook has estimated the allocations to such assets and liabilities. This preliminary purchase price allocation has been used to prepare pro forma adjustments in the unaudited pro forma condensed combined balance sheet. The final purchase price allocation will be determined when Chinook has determined the final consideration and completed the detailed valuations and other studies and necessary calculations. The final purchase price allocation could differ materially from the preliminary purchase price allocation used to prepare the pro forma adjustments. The final purchase price allocation may include (i) changes in allocations to intangible assets and bargain purchase gain or goodwill based on the results of certain valuations and other studies that have yet to be completed, (ii) other changes to assets and liabilities and (iii) changes to the ultimate purchase consideration.

The unaudited pro forma condensed combined financial information does not include the impact of any cost savings due to operating synergies that may result from the Merger or any related restructuring costs that may be contemplated.

3. Preliminary Purchase Price

The accompanying unaudited pro forma condensed combined financial information reflects an estimated purchase price of approximately $253.3 million, which consists of the following (in thousands except for share and per share amounts):

Value of shares of the combined company owned by Aduro equity holders (1)	$237,525
Estimated fair value of contingent value rights (2)	10,556
Precombination Aduro stock options assumed by Chinook (3)	5,197

Total preliminary estimated purchase price	$253,278

(1)	Represents the number of shares of common stock of the combined company that Aduro equity holders would own as of the closing of the transaction pursuant to the Merger Agreement.

Estimated number of shares of the combined company to be owned by Aduro equity holders (a)	16,268,861
Multiplied by the price per share of Aduro stock (b)	$14.60

Fair value of shares of the combined company owned by Aduro equity holders	$237,525

a.

Represents the number of shares of common stock of the combined company that Aduro equity holders would own as of the closing of the transaction pursuant to the Merger Agreement. This amount is calculated, for purposes of this unaudited pro forma condensed combined financial information, based on shares of Aduro common stock outstanding as of September 30, 2020.

b.	The estimated purchase price was based on the closing price of Aduro common stock on October 5, 2020, the effective date of the transaction.
(2)

Immediately prior to the Merger closing, Aduro granted its shareholders one CVR for each share of Aduro common stock. This CVR gives the holder a right to receive certain cash proceeds from potential future sales of Aduro’s non-renal assets for up to ten years. The preliminary estimate for the fair value of the CVR is based on the carrying value of the intangible assets related to Aduro’s non-renal programs and adjusted for potential payout percentage (declining payout tiers based upon when a sale or distribution occurs).

(3)

Effective with the Merger, any Aduro stock option or unvested restricted stock unit held by an Aduro employee who remained employed by Aduro as of immediately prior to the Merger, that is outstanding and unexercised as of immediately prior to the Merger, for accounting purposes is converted into a stock-based compensation award, or the Replacement Award, of the Company and will be subject to the same terms and conditions after the Merger as the terms and conditions applicable to the corresponding Aduro stock-based compensation award. Accordingly, this balance represents the precombination service portion of the estimated fair value of the Replacement Award issued to Aduro employees. In calculating the estimated fair value of the Replacement Awards based on the Black-Scholes model, management used the following weighted-average assumptions:

Expected term (in years)	2.4
Volatility	75%
Risk free interest rate	0.45%
Dividend yield	0%

Under the acquisition method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of Aduro based on their estimated fair values as of the proposed Merger closing date. The excess of the purchase price over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.

A preliminary allocation of the total preliminary estimated purchase price, as shown above, to the acquired assets and assumed liabilities of Aduro based on the estimated fair values as of September 30, 2020 is as follows (in thousands):

Cash and cash equivalents	$72,569
Marketable securities	98,562
Accounts receivable	1,216
Prepaid and other current assets	2,934
Property and equipment, net	20,468
Other assets	3,033
Operating lease right-of-use assets	20,162
Intangible assets	88,938
Deferred revenue – current	(4,486)
Other current liabilities, excluding deferred revenue	(12,044)
Deferred revenue – noncurrent	(325)
Other non-current liabilities, excluding deferred revenue	(37,749)

Total net assets acquired	$253,278

The allocation of the estimated purchase price is preliminary because a final valuation has not yet been completed. The final determination of the purchase price allocation will be completed as soon as practicable and will be based on the fair values of the assets acquired and liabilities assumed as of the Merger closing date.

4. Pro Forma Adjustments

The unaudited pro forma condensed combined financial information includes pro forma adjustments that are (i) directly attributable to the Merger, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations and comprehensive loss, expected to have a continuing impact on the results of operations of the Company. The pro forma adjustments are based on preliminary estimates and assumptions that are subject to change.

Pro forma adjustments are necessary to reflect the acquisition consideration exchanged and to adjust amounts related to the assets and liabilities of Aduro to reflect the preliminary estimate of their fair values, and to reflect the impact on the statements of operations of the Merger as if the companies had been combined during the periods presented therein. The pro forma adjustments included in the unaudited pro forma condensed combined financial information are as follows:

A.	The pro forma adjustments to reflect the purchase consideration and the fair value of the assets and liabilities acquired in connection with the Merger consist of the following:

(1)

To reflect the fair value of acquired deferred revenue of $4.8 million. The deferred revenue was valued based upon the estimated remaining costs to fulfill the legal performance obligation, plus a reasonable profit margin. The majority of the remaining legal obligations are expected to be satisfied within the next 12 months.

(2)	To eliminate the historical Aduro goodwill.

(3)

To reflect an adjustment to bring Aduro’s intangible assets to fair value, which primarily relates to the fair value of IPR&D related to the research and development of Aduro’s APRIL program, acquired as part of the transaction. IPR&D is accounted for as an indefinite-lived intangible asset until completion or abandonment of the related project. Therefore, no pro forma adjustment has been made to the historical amortization expense in the unaudited pro forma combined statements of operations and comprehensive loss. The IPR&D intangible assets are subject to testing for impairment annually and upon other triggering events.

(4)

To reflect changes in accrued liabilities through the closing of the Merger for merger-related transaction costs which are not expected to have a continuing effect on the operating results of the combined company, of approximately $1.1 million consisting of legal fees, advisory fees, accounting and audit fees and other expenses to be incurred by Aduro between September 30, 2020 and the closing of the Merger. This adjustment will result in a reduction of net assets acquired by Chinook at closing.

(5)

Represents estimated purchase consideration based on the estimated fair value of Aduro, which includes approximately $237.5 million for the 16,268,861 shares of the combined company that the existing shareholders of Aduro own after the closing of the Merger and approximately $10.6 million for the contingent consideration liability related to the CVRs as discussed in Note 3 above.

(6)	Represents estimated purchase consideration of approximately $5.2 million attributable to precombination services for the Aduro’s employee stock options.

(7)	To eliminate Aduro’s historical stockholders’ equity balances, including accumulated deficit.

(8)	To reflect the reclassification of common stock and additional paid-in capital in connection with the exchange of Private Chinook’s common stock for Aduro’s common stock.

B.

Represents adjustments to reflect the conversion of Private Chinook’s redeemable convertible preferred stock to Aduro common stock and additional paid-in capital based upon the exchange ratio and the termination of Private Chinook’s redeemable convertible preferred stock tranche rights upon closing of the Merger.

C.

Represents an adjustment to reflect the $109.6 million capital raise (gross proceeds of $115.0 million net of issuance costs) by Private Chinook through the issuance of common stock under the Subscription Agreements and the subsequent conversion of such Private Chinook common stock into shares of the Company’s common stock.

D.

Represents an adjustment to accounts payable and accrued expenses to reflect costs that are directly attributable to the closing of the Merger and are not expected to have a continuing effect on the operating results of the Company, including:

•

Approximately $0.6 million in severance obligations for Aduro’s employees. The payment of these arrangements is contingent on the employees providing service over the transition period, if any, which is expected to be completed in the months following closing of the Merger and will be recognized in the Company’s financial statements following the closing of the Merger.

•

Estimated costs to complete the transaction of approximately $3.4 million consisting of legal fees, advisory fees, accounting and audit fees and other expenses to be incurred by Chinook that were not incurred as of September 30, 2020.

E.

Represents an adjustment to eliminate non-recurring transaction costs incurred by Aduro and Private Chinook in connection with the Merger and recorded as expense in their respective historical consolidated statements of operations and comprehensive loss for the nine months ended September 30, 2020 as these expenses are not expected to have a continuing effect on the operating results of the Company.

F.

Represents an adjustment to eliminate the impact of the change in fair value of Private Chinook’s redeemable convertible preferred stock tranche liability during the year ended December 31, 2019 and the nine months ended September 30, 2020. The redeemable convertible preferred stock tranche rights terminated upon closing of the Merger. Therefore, the changes in the fair value of redeemable convertible preferred stock tranche liability is removed from the unaudited pro forma condensed combined statements of operations to reflect the continuing impact of the Merger as if it occurred on January 1, 2019.

G.

The weighted average shares outstanding for the period has been calculated as if the Merger occurred on January 1, 2019, calculated as the sum of 1) historical weighted average shares outstanding for Aduro, 2) Aduro shares issuable to Private Chinook’s shareholders upon the closing of the Merger, consisting of Private Chinook outstanding shares of common stock and preferred stock, on an as converted basis, both as of September 30, 2020 and as adjusted for the exchange ratio, and 3) the $109.6 million capital raise (gross proceeds of $115.0 million net of issuance costs) by Private Chinook through the issuance of common stock under the Subscription Agreements and the subsequent conversion of such Private Chinook common stock into shares of the Company’s common stock. As the Company is in a net loss position, any adjustment for potentially dilutive shares would be anti-dilutive, and as such basic and diluted loss per share are the same. The following table presents the calculation of the pro forma weighted average number of common stock outstanding:

	Nine Months Ended September 30, 2020	Year Ended December 31, 2019
Weighted average Aduro shares outstanding	16,185,856	16,022,116
Estimated shares of Aduro common stock issued to Private Chinook shareholders upon closing of the Merger (1)	16,289,845	16,289,845
Aduro shares to be issued under the Subscription Agreements	9,583,332	9,583,332

Pro forma combined weighted average number of shares of common stock—basic and diluted	42,059,033	41,895,293

(1)

Estimated shares of common stock to be issued to Chinook shareholders upon closing of the Merger is calculated using the Private Chinook outstanding shares of common stock and preferred stock, on an as converted basis as of September 30, 2020, and as adjusted for the exchange ratio, as follows:

Private Chinook common shares	15,251,245
Private Chinook redeemable convertible preferred stock	40,500,000

55,751,245
Exchange ratio	0.292188

16,289,845